Exhibit 99.1

aQuantive, Inc.	206.816.8700 // tel
506 Second Avenue	206.816.8808 // fax
Seattle, WA 98104	aquantive.com // web

For immediate release on Thursday, January 29th at 12:01 PST/3:01am EST

Contacts:
Investor Relations	Public Relations
Angy Merola	Angela Gamba
aQuantive, Inc.	aQuantive, Inc
(206) 816-8334	(206) 816-8245

Conference Call and Webcast at 8am PST/11am EST Today

AQUANTIVE, INC. ANNOUNCES 2003 FOURTH QUARTER RESULTS

Strong 2003 Ends on High Note with 135 Percent Increase in Q4 Net Income and a 31 Percent Increase in Q4 Gross Profit Year-over-Year

SEATTLE – January 29, 2003 – aQuantive, Inc. (NASDAQ: AQNT), a digital marketing services and technology company and parent company to interactive agencies Avenue A and i-FRONTIER, and advertising technology provider Atlas DMT, today reported fourth quarter 2003 financial results.

Fourth quarter highlights include:

•	Revenue of $63.9 million, an increase of 44 percent from the comparable year-ago period

•	Gross profit of $17.3 million, an increase of 31 percent from the comparable year-ago period

•	GAAP net income of $4.1 million, or $0.07 per basic share, marking the company’s tenth consecutive quarter of improved bottom line performance

•	Strong balance sheet, with $123.3 million in cash and short-term investments

•	Atlas DMT acquires Denver-based GO TOAST, a leading global provider of paid search management and optimization tools. This acquisition strengthens the company’s commitment to the rapidly growing search engine marketing segment.

•	Avenue A introduces ChannelScope™, a proprietary and patent-pending capability that enables multi-channel marketers for the first time to quantify the impact that online advertising has on their offline sales.

“2003 ended on a high note for aQuantive and our business units. We further enhanced our leadership role in search engine marketing with Atlas DMT’s acquisition of GO TOAST in December; we proved to advertisers the significant impact that online advertising has on offline sales through Avenue A’s new ChannelScope™ capability; and we ended 2003 with a 59 percent annual increase in our gross profit, contributing to aQuantive’s first ever annual profit,” said Brian McAndrews, president and CEO of aQuantive, Inc. “With the investments we are making now, we are setting the stage for continued strong growth, greater financial leverage, and even higher operating margins in our business in the future.”

2003 Fourth Quarter Results

For the quarter ended December 31, 2003, aQuantive reported revenues of $63.9 million, compared to revenues of $44.4 million for the quarter ended December 31, 2002. Gross profit for the 2003 fourth quarter increased to $17.3 million compared to $13.1 million from the year-ago fourth quarter. Net income for the 2003 fourth quarter was $4.1 million, or $0.07 per basic share, or $0.06 per diluted share, compared to $1.7 million, or $0.03 per share for fourth quarter 2002.

2003 Full Year Results

Revenue for the full year 2003 was $222.0 million, compared to revenue of $132.7 million for 2002. Gross profit for 2003 was $61.0 million versus $38.5 million for 2002. Net income for 2003 was $11.8 million, or $0.20 per basic share, or $0.17 per diluted share, versus a net loss of $4.6 million, or $0.08 per share for 2002.

2004 Financial Guidance

Please note that the company is switching to net revenue reporting for its Avenue A agency unit effective January 1, 2004, consistent with its announcement in 2003.

The company expects first quarter results as follows:

•	Revenue of $17-19 million

•	Net income of $0.03-0.04 per basic share, or $0.02-0.03 per diluted share

The company expects full year 2004 results as follows:

•	Revenue of $88-98 million

•	Net income of $0.28-0.33 per basic share, or $0.24-0.28 per diluted share

Fourth Quarter 2003 Conference Call/Webcast Today at 8am PST/11am EST

aQuantive, Inc. will host a conference call /Webcast to discuss Q4 financial results today at 8am PST/11am EST. The conference call will be webcast from the Investor Relations section of the Company’s website at www.aquantive.com/investor. Interested parties should log on to the webcast approximately 15 minutes prior to download any necessary software. The webcast is not interactive.

About aQuantive, Inc.

aQuantive, Inc. (NASDAQ: AQNT), a digital marketing services and technology company, was founded in 1997 to help marketers acquire, retain and grow customers across all digital media. Through its operating units, full-service interactive agencies Avenue A (www.avenuea.com) and i-FRONTIER (www.ifrontier.com), and Atlas DMT (www.atlasdmt.com), a provider of advertising technology solutions, aQuantive is positioned to bring value to any interaction in the digital marketplace. aQuantive (www.aquantive.com) is headquartered in Seattle. Atlas DMT is a member of the NAI and adheres to the NAI privacy principles that have been applauded by the FTC. These principles are designed to help ensure Internet user privacy. For more information about online data collection associated with ad serving, including online preference marketing and an opportunity to opt out of the Atlas DMT cookie, go to: www.networkadvertising.org.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, intends, plans, predicts, projects, sees or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or trends that can only be evaluated by events or trends that will occur in the future. The forward-looking statements in this release include, without limitation, statements of belief that 2004 is going to be a very exciting year for aQuantive and online advertising in general, the prospect of higher operating margins in the future, and statements regarding financial guidance for the first quarter of 2004 and for 2004. The forward-looking statements are based on the opinions and estimates of management at the time the statements were made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, among others, the risk of unforeseen changes in client online advertising budgets, unanticipated loss of clients, the potential failure to attract new clients due to the company’s inability to competitively market its services, the risk of fluctuating demand for its advertising services, the potential failure to maintain current, desired client relationships or to achieve effective advertising campaigns for existing clients, potential deterioration or slower-than-expected development of the Internet advertising market, quarterly and seasonal fluctuations in operating results, timing variations on the part of advertisers to implement advertising campaigns, costs and risks related to acquisitions of technologies, businesses or brands, the short term nature of the company’s contracts with clients, which generally are cancelable on 90 days’ or less notice, and the uncertainties, potential costs, and possible business impacts of unfavorable rulings in previously announced lawsuits involving the company. More information about factors that could cause actual results to differ materially from those predicted in aQuantive’s forward-looking statements is set out in its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Except as required by law, aQuantive, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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aQuantive, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$123,255	$121,391
Accounts receivable, net of allowance	48,480	26,587
Other receivables	1,674	1,316
Prepaid expenses and other current assets	1,141	398

Total current assets	174,550	149,692

Property and equipment, net	6,802	4,166
Other assets	1,355	843
Goodwill and other intangible assets, net	18,052	4,439

Total assets	$200,759	$159,140

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$58,329	$38,423
Pre-billed media	4,545	3,757
Notes payable, current portion	—	1,569
Deferred rent, current portion	285	—
Deferred revenue	5,773	2,554

Total current liabilities	68,932	46,303

Deferred rent, less current portion	1,234	—
Deferred taxes, less current portion	54	—

Total liabilities	70,220	46,303

Shareholders’ equity:
Common stock	602	584
Paid-in capital	220,637	215,858
Deferred stock compensation	—	(1,116)
Subscription receivable	—	(280)
Accumulated deficit	(90,700)	(102,209)

Total shareholders’ equity	130,539	112,837

Total liabilities and shareholders’ equity	$200,759	$159,140

aQuantive, Inc.

Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue	$63,892	$44,351	$221,966	$132,650

Cost of revenue	46,622	31,203	160,960	94,194

Gross profit	17,270	13,148	61,006	38,456

Expenses:
Client support	6,920	4,828	24,986	15,720
Product development	1,214	1,330	4,198	6,183
Selling, general, and administrative	4,526	3,943	17,506	15,385
Depreciation and amortization of property and equipment	757	1,213	3,442	4,723
Amortization of deferred stock compensation	199	449	1,103	2,718
Corporate restructuring charges	—	—	—	497
Amortization of intangible assets	72	50	276	50

Total expenses	13,688	11,813	51,511	45,276

Income (loss) from operations	3,582	1,335	9,495	(6,820)

Interest and other income, net	1,043	401	3,164	3,557

Income (loss) before provision for income taxes and cumulative effect of change in accounting principle	4,625	1,736	12,659	(3,263)

Provision for income taxes	537	—	875	—

Income (loss) before cumulative effect of change in accounting principle	4,088	1,736	11,784	(3,263)

Cumulative effect of change in accounting principle	—	—	—	(1,330)

Net income (loss)	$4,088	$1,736	$11,784	$(4,593)

Basic net income (loss) per share before change in accounting principle	$0.07	$0.03	0.20	$(0.06)

Cumulative effect of change in accounting principle	$—	$—	$—	$(0.02)

Basic net income (loss) per share	$0.07	$0.03	$0.20	$(0.08)

Diluted net income (loss) per share	$0.06	$0.03	$0.17	$(0.08)

Shares used in computing basic net income (loss) per share	59,988	58,175	59,304	58,270

Shares used in computing diluted net income (loss) per share	69,598	63,447	68,354	58,270